Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

among:

FRESH VINE WINE, INC,

AMAZE HOLDINGS INC.

AMAZE SOFTWARE INC.

the STOCKHOLDERS of AMAZE SOFTWARE, INC.,

and

the STOCKHOLDER REPRESENTATIVE

Dated as of March 7, 2025

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 7, 2025 by and among Fresh Vine Wine, Inc., a Nevada corporation (“Fresh Vine”), Amaze Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Fresh Vine (“Merger Sub”), Amaze Software, Inc., a Delaware corporation (the “Company”), the Stockholders of the Company listed on Schedule I and signatory hereto (each, a “Holder” and together the “Holders”), and Aaron Day, solely in his capacity as the Holders’ Representative (the “Holders’ Representative”). Certain capitalized terms used in this Agreement that are not otherwise defined in the body or preamble of this Agreement are defined Section 1.

RECITALS

A.	Whereas, Fresh Vine and Adifex Holdings LLC, a Delaware limited liability company (“Adifex”) had previously entered into that certain Business Combination Agreement dated November 3, 2024 (“BCA”) between them and the other parties thereto, pursuant to which Adifex, and its soon-to-be wholly-owned subsidiary, the Company, were to become subsidiaries of a new public company. Fresh Vine, Adifex and the Company have determined to restructure the transactions contemplated by the BCA. The Company and Adifex have determined to merge Adifex into a subsidiary of the Company effective immediately prior to the Closing of the transactions contemplated in this Agreement. Fresh Vine and the Company desire to enter into this Amended and Restated Agreement and Plan of Merger.
B.	Fresh Vine and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Fresh Vine.
C.	The Parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3 (the “Intended Tax Treatment”).
D.	The Fresh Vine Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Fresh Vine and its stockholders, (ii) approved and declared advisable this Agreement, the Transaction Documents and the Contemplated Transactions, including the issuance of the Merger Consideration to the stockholders of the Company pursuant to the terms of this Agreement and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Fresh Vine vote to approve the Fresh Vine Stockholder Matters (as defined herein) and thereby approve the Contemplated Transactions and against any competing proposals.
E.	The Merger Sub Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement, the Transaction Documents and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions.
F.	The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement, the Transaction Documents and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Company vote to adopt this Agreement, the Transaction Documents and thereby approve the Contemplated Transactions.
G.	At least a majority of the voting power of the stock of the Company shall have approved this Agreement, the Transaction Documents and thereby approved the Contemplated Transactions (“Company Stockholder Consent”).
H.	Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, each of the officers, directors and holders of issued and outstanding Fresh Vine Common Stock set forth on Section A of the Fresh Vine Disclosure Schedule (solely in their capacity as stockholders of Fresh Vine) are executing support agreements in favor of the Company in substantially the form attached hereto as Exhibit B (the “Fresh Vine Stockholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to support the Contemplated Transactions by voting all of their shares of capital stock of Fresh Vine in favor of the Fresh Vine Stockholder Matters and against any competing proposals.
I.	Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Parties’ willingness to enter into this Agreement those directors and officers of Fresh Vine listed on Section A of the Fresh Vine Disclosure Schedule are executing lock-up agreements in substantially the form attached hereto as Exhibit C (each a “Lock-Up Agreement” and collectively, the “Lock-Up Agreements”) as of the Effective Time and after giving effect to the Merger.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Section 1. Definitions and Interpretative Provisions.

1.1.       Definitions.

(a) For purposes of the Agreement (including this Section 1):

“Affiliate” shall have the meaning given to such term in Rule 144 under the Securities Act.

“Affordable Care Act” means the Patient Protection and Affordable Care Act.

“Balance Sheet Date” means September 30, 2024.

“Business” means the business of the Company as a global e-commerce platform and mobile design SaaS provider that enables sellers to create and monetize their fanbases with physical and digital catalogs, inventory and order management, logistics, and customer messaging.

“Business Day” means any day other than a day on which banks in the State of Delaware are authorized or obligated to be closed.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock Limit” means the “Exchange Share Cap” and “Individual Holder Share Cap” limitations provided for in the Certificate of Designation of Preferences, Rights and Limitations of the Series D Convertible Preferred Stock of Fresh Vine (the “Series D Certificate”) upon conversion or exchange of the Fresh Vine Series D Convertible Preferred Stock.

“Company Board” means the board of directors of the Company.

“Company Common Stock” means the Common Stock of the Company, as defined in its Certificate of Incorporation.

“Company Equity Plan” means the Famous Industries, Inc. 2011 Stock Plan, Amended and Restated April 15, 2021 and the Famous Industries 2021 Stock Plan, Amended and Restated October 24, 2022.

“Company IP Rights” means all Intellectual Property owned, licensed, or controlled by the Company or its Subsidiaries that is necessary for, or used or held for use in, the operation of the business of the Company and its Subsidiaries as presently conducted.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company or its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) the announcement of this Agreement or the pendency of the Contemplated Transactions, (b) the taking of any action, or the failure to take any action, by the Company that is required to comply with the terms of this Agreement, (c) any natural disaster, calamity or epidemics, pandemics (including COVID-19, any COVID-19 Measures, and any precautionary or emergency measures, recommendations, protocols or orders taken or issued by any Person in response to COVID-19) or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world or any governmental or other response or reaction to any of the foregoing, (d) any change in GAAP or applicable Law or the interpretation thereof, or (e) general economic or political conditions or conditions generally affecting the industry in which the Company and its Subsidiaries operate; except in each case with respect to clauses (c), (d) and (e), to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industry in which the Company and its Subsidiaries operate.

“Company Options” means options or other rights to purchase Company Common Stock issued by the Company.

“Company Preferred Stock” means the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock and Series A-4 Preferred Stock of the Company, defined in its Certificate of Incorporation.

“Company Registered IP” means all Company IP Rights that are owned by the Company that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights and registered trademarks and all applications and registrations for any of the foregoing.

“Company Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Stock Certificate” means a valid certificate representing any Company Stock outstanding immediately prior to the Effective Time.

“Company Stockholder Consent” shall have the meaning set forth in the recitals.

“Company Unaudited Interim Balance Sheet” means the estimated unaudited statement of assets, liabilities and partner’s capital of the Company for the nine (9) month period ended on September 30, 2024.

“Company Valuation” means $75,000,000.

“Confidentiality Agreement” means the Confidentiality Agreement previously executed between the Company and Fresh Vine.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger and the other transactions contemplated by this Agreement.

“Contract” means, with respect to any Person, any written agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“DGCL” means the Delaware General Corporations Law, as amended.

“Effect” means any effect, change, event, circumstance, or development.

“Employee Plan” means (a) an “employee benefit plan” within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (b) other plan, program, policy or arrangement, whether or not reduced to writing, providing for stock options, stock appreciation rights, restricted stock, phantom stock, stock purchases, or any other equity-based compensation, bonuses (including any annual bonuses, retention bonuses, referral bonuses, performance bonuses, etc.) or other incentives, salary continuation pay, severance pay, or any other termination pay, deferred compensation, employment, compensation, commission or other variable compensation, , change in control or transaction bonuses, supplemental, vacation, retirement benefits (including post-retirement health and welfare benefits), pension benefits, profit-sharing benefits, fringe benefits, life insurance benefits, perquisites, health benefits, medical benefits, dental benefits, vision benefits, and all other employee benefit plans, agreements, and arrangements, not described in (a) above; and (c) all other plans, programs, policies or arrangements providing compensation to current or former employees, consultants and non-employee directors.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any nonprofit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Equity Interests” means (a) in the case of a corporation, any and all shares (however designated) of capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership or limited liability Company, any and all partnership or membership interests (whether general or limited) or units (whether common or preferred), (d) in any case, any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person, and (d) in any case, any right to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all of the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Entity, any other Person that would be treated as a single employer with such Entity or part of the same “controlled group” as such Entity under Sections 414(b),(c),(m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fresh Vine Associate” means any current employee, independent contractor, officer or director of Fresh Vine or any of its Subsidiaries.

“Fresh Vine Balance Sheet” means the audited balance sheet of Fresh Vine as of September 30, 2024, as filed with the SEC.

“Fresh Vine Board” means the board of directors of Fresh Vine.

“Fresh Vine Common Stock” means the common stock, $0.001 par value per share, of Fresh Vine.

“Fresh Vine Contract” means any Contract: (a) to which Fresh Vine is a party, (b) by which Fresh Vine or any Fresh Vine IP Rights or any other asset of Fresh Vine is or may become bound or under which Fresh Vine has, or may become subject to, any obligation or (c) under which Fresh Vine has or may acquire any right or interest.

“Fresh Vine Employee Plan” means any Employee Plan that Fresh Vine or any of its Subsidiaries (i) sponsors, maintains, administers, or contributes to, or (ii) provides benefits under or through, or (iii) has any obligation to contribute to or provide benefits under or through, or (iv) may reasonably be expected to have any Liability, or (v) utilizes to provide benefits to or otherwise cover any current or former employee, officer, director or other service provider of Fresh Vine or any of its Subsidiaries (or their spouses, dependents, or beneficiaries).

“Fresh Vine IP Rights” means all Intellectual Property owned, licensed or controlled by Fresh Vine that is necessary for, or used or held for use in, the operation of the business of Fresh Vine as presently conducted.

“Fresh Vine Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Fresh Vine Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Fresh Vine or any of its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Fresh Vine Material Adverse Effect: (a) the announcement of this Agreement or the pendency of the Contemplated Transactions, (b) any change in the stock price or trading volume of Fresh Vine Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Fresh Vine Common Stock may be taken into account in determining whether a Fresh Vine Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (c) the taking of any action, or the failure to take any action, by Fresh Vine that is required to comply with the terms of this Agreement, (d) any natural disaster, calamity or epidemics, pandemics (including COVID-19, any COVID-19 Measures, and any precautionary or emergency measures, recommendations, protocols or orders taken or issued by any Person in response to COVID-19) or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world, or any governmental or other response or reaction to any of the foregoing, (e) any change in GAAP or applicable Law or the interpretation thereof or (f) general economic or political conditions or conditions generally affecting the industries in which Fresh Vine or any of its Subsidiaries operates; except, in each case with respect to clauses (d), (e) and (f), to the extent materially and disproportionately affecting Fresh Vine and any its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Fresh Vine or any of its Subsidiaries operates. Notwithstanding the above, a delisting of Fresh Vine Common Stock on the NYSE American shall constitute a Fresh Vine Material Adverse Effect, provided that the Company has not refused or unreasonably delayed or conditioned its consent to reasonable actions by Fresh Vine to maintain the listing of Fresh Vine Common Stock on NYSE American.

“Fresh Vine Options” means options to purchase shares of Fresh Vine Common Stock granted by Fresh Vine, including pursuant to any Fresh Vine Stock Plan, as an “inducement” award.

“Fresh Vine Preferred Stock” means shares of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, and Series D Convertible Preferred Stock of Fresh Vine, as defined in its Articles of Incorporation.

“Fresh Vine Series D Convertible Preferred Stock” means shares of Series D Convertible Preferred Stock, $0.001 par value per share, of Fresh Vine.

“Fresh Vine Stock” means Fresh Vine Common Stock and Fresh Vine Series D Convertible Preferred Stock.

“Fresh Vine Stockholder Support Agreement” shall have the meaning set forth in the recitals.

“Fresh Vine Warrants” means warrants to purchase shares of Fresh Vine Common Stock.

“GAAP” means the United States generally accepted accounting principles.

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, supra-national or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing Authority) or (d) self-regulatory organization (including the NYSE American).

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, approval, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law or (b) right under any Contract with any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means: (a) United States, foreign and international patents, patent applications, including all provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations, term extensions, certificates of invention and the equivalents of any of the foregoing, statutory invention registrations, invention disclosures and inventions (collectively, “Patents”), (b) trademarks, service marks, trade names, domain names, corporate names, brand names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof and goodwill associated therewith, (c) copyrights, including registrations and applications for registration thereof, (d) Software, including all source code, object code and related documentation, (e) formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not, and (f) all United States and foreign rights arising under or associated with any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Key Employee” means (i) an executive officer of Fresh Vine or the Company; and (ii) any employee of Fresh Vine or the Company that reports directly to the Fresh Vine Board or the Company Board or to an executive officer of Fresh Vine or the Company, as applicable.

“Knowledge” means, with respect to any Person, the actual knowledge after reasonable inquiry of such Person or any senior-level executive employee or director of such Person who has or would reasonably be expected to have such knowledge after reasonable inquiry of such employee or director’s direct reports. Any Person that is an Entity shall have Knowledge if any executive officer or director of such Person as of the date such knowledge is imputed has or should reasonably be expected to have Knowledge of such fact or other matter.

“Law” means any federal, state, national, supra-national, foreign, local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (including under the authority of the NYSE American or the Financial Industry Regulatory Authority).

“Leased Real Property” means the real property leased by the Company or Subsidiaries as tenant, together with, to the extent leased by the Company or Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Subsidiaries relating to the foregoing.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Merger Sub Board” means the board of directors of Merger Sub.

“Merger Warrants” means the warrants to purchase Fresh Vine Common Stock at a price of $0.80 per share for a period of 5 years with a cash-only exercise feature to be issued to former Adifex investors in connection with the Closing.

“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA.

“Multiple Employer Welfare Arrangement” means a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

“NYSE American” means the NYSE American Stock Exchange.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of (that is binding on a Party), or any plea agreement, corporate integrity agreement, resolution agreement, or deferred prosecution agreement with, or any settlement under the jurisdiction of, any court or Governmental Authority.

“Ordinary Course of Business” means, in the case of each of the Company and Fresh Vine, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability Company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Party” or “Parties” means the Company, Merger Sub and Fresh Vine.

“Permitted Encumbrance” means (a) any statutory liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet or the Fresh Vine Unaudited Interim Balance Sheet, as applicable, in accordance with GAAP, (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or Fresh Vine, as applicable, (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law, (e) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and (f) liens arising under applicable securities Law.

“Person” means any individual, Entity or Governmental Authority.

“Products” means any products, product candidates or services, researched, developed, manufactured, labeled, out-licensed, sold, marketed, promoted, imported or exported, distributed or otherwise made available, as applicable, by or on behalf of the Company or any Subsidiary as of the Effective Date.

“Proxy Statement” means the proxy statement to be sent to Fresh Vine’s stockholders in connection with the Fresh Vine Stockholders’ Meeting.

“Required Fresh Vine Shareholder Vote” means the amount of Fresh Vine stockholder votes needed to approve the Fresh Vine Stockholder Matters under applicable NYSE American rules or Law.

“Resale Registration Statement” means a registration statement on Form S-1 (or any other applicable form in accordance with the Securities Act) required to be filed pursuant to Section 6.17 hereto, including any amendments or supplements thereto, registering the public offering and resale of Fresh Vine Common Stock issued or issuable pursuant to this Agreement as Merger Consideration, including upon conversion of the Fresh Vine Series D Convertible Preferred Stock and exercise of the Merger Warrants.

“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives of a Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means all computer software (in object code or source code format), and related documentation and materials.

“Subsidiary” means, with respect to an Entity, a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Tax” means any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax or similar charge in the nature of a tax (whether imposed directly or through withholding and whether or not disputed), and including any fine, penalty, addition to tax, interest or additional amount imposed by a Governmental Authority with respect thereto (or attributable to the nonpayment thereof).

“Tax Return” means any return (including any information return), report, statement, declaration, claim or refund, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed or required to be filed with any Governmental Authority (or provided to a payee) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority or other authority competent to impose such Tax or responsible for the administration and/or collection of such Tax or enforcement of any law in relation to Tax.

“Transaction Documents” means this Agreement and each other exhibit, certificate, document, instrument or agreement executed in connection with this Agreement and the Contemplated Transactions.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

1.2.       Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine gender. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” is not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended, modified, re-enacted thereof, substituted, from time to time. References to “$” and “dollars” are to the currency of the United States. All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP unless otherwise expressly specified. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the Pacific Time zone of the United States. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. The Parties agree that the Company Disclosure Schedule or Fresh Vine Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Section 3 or Section 4, respectively. The disclosures in any section or subsection of the Company Disclosure Schedule or the Fresh Vine Disclosure Schedule shall only qualify other sections and subsections in Section 3 or Section 4, respectively, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The words “delivered” or “made available” mean, with respect to any documentation, (a) that prior to 5:00 p.m. Pacific Time on the date that is two days prior to the date of this Agreement, a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party for the purposes of the Contemplated Transactions or (b) delivered by or on behalf of a Party or its Representatives to the other Party or its Representatives via electronic mail or in hard copy form prior to the execution of this Agreement.

Section 2. Description of Transaction

2.1.       Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

2.2        Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the applicable provisions of the DGCL. As a result of the Merger, the Company will become a wholly owned subsidiary of Fresh Vine.

2.3        Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place remotely on the date of this Agreement or at such day and time as mutually agreed by the Parties. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in form and substance as agreed to by the Parties (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Fresh Vine and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

2.4        Organizational Documents; Directors and Officers.

(a) the certificate of incorporation of the Surviving Corporation shall be amended and restated in the Merger to read as set forth on Exhibit A to the Certificate of Merger, until thereafter amended as provided by the DGCL and such articles incorporation;

(b) the bylaws of the Surviving Corporation shall be identical to the bylaws of the Company as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such bylaws;

(c) the directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, shall be the directors and officers of the Company immediately prior to the Effective Time, or such other persons as shall be mutually agreed upon by Fresh Vine and the Company.

2.5        Conversion of Company Equity Securities.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Fresh Vine, Merger Sub, the Company or any Stockholder of the Company or Fresh Vine:

(i) any Company Common Stock held as treasury stock or held or owned by Fresh Vine, Merger Sub, the Company or any Subsidiary of the Company immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) except as set forth on Schedule 2.5(ii), any outstanding promissory notes that may be converted into Company Common Stock shall be so converted by their terms, immediately prior to the Effective Time;

(iii) any outstanding warrants exercisable to acquire Company Common Stock shall be net exercised immediately prior to the Effective Time into that number of shares of Fresh Vine Common Stock;

(iv) any outstanding stock options, stock appreciation rights or other rights to purchase or acquire Company capital stock, if any, that is outstanding or has not been exercised immediately prior to the Effective Time shall be cancelled and terminated in accordance with their terms and the terms of the Company’s Equity Plan.

(v) at the Effective time, the aggregate merger consideration (the “Merger Consideration”) to be paid by Fresh Vine to the Company shall be Seventy-Five Million Dollars ($75,000,000) in the form of Fresh Vine Series D Convertible Preferred Stock, up to a total of 750,000 shares of Fresh Vine Series D Convertible Preferred Stock (the “Preferred Stock Consideration”), plus Seven Million Dollars ($7,000,000) of Merger Warrants, up to an aggregate of 8,750,000 Merger Warrants ( the “Warrant Consideration”).

(vi) subject to Section 2.5(b), each share of Company Stock outstanding immediately prior to the Effective Time shall be converted solely into the right to receive the number of shares of the Preferred Stock Consideration and Warrants Consideration set forth next to the holder’s name on Schedule 2.5(a)(vi) hereto.

(b) No fractional shares of Fresh Vine Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued.

(c) Each share of common stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.00001 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

2.6        Closing of the Company’s Transfer Books. At the Effective Time: (a) all Company Common Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 2.5(a), and all holders of certificates representing Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company and (b) the stock transfer books of the Company shall be closed with respect to all Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such Company Common Stock shall be made on such stock transfer books after the Effective Time.

2.7       Surrender of Company Stock.

(a) On or prior to the Closing Date, Fresh Vine and the Company shall jointly select a reputable bank, transfer agent or trust Company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Fresh Vine shall deposit with the Exchange Agent certificates or evidence of book-entry shares representing the shares of Fresh Vine Series D Convertible Preferred Stock and Merger Warrants issuable pursuant to Section 2.5(a) in exchange for Company Common Stock.

(b) Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of Company Stock that were converted into the right to receive the Merger Consideration, if any: (i) a letter of transmittal in customary form and containing such provisions as Fresh Vine may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon proper delivery of such Company Stock Certificates, if applicable, to the Exchange Agent) and (ii) instructions for effecting the surrender of Company Stock Certificates, if applicable, in exchange for Merger Consideration. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Fresh Vine: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor book-entry shares representing their portion of the Preferred Stock Consideration and Warrant Consideration, if any, set forth on Schedule 2.5(a)(vi) that such holder has the right to receive pursuant to the provisions of Section 2.5(a) and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the amount of book-entry shares of the Preferred Stock Consideration and certificates representing the Warrant Consideration, if any, set forth on Schedule 2.5(a)(vi). If any Company Stock Certificate shall have been lost, stolen or destroyed, Fresh Vine may, in its discretion and as a condition precedent to the delivery of any Merger Consideration, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate and post a bond indemnifying Fresh Vine against any claim suffered by Fresh Vine related to the lost, stolen or destroyed Company Stock Certificate or any Merger Consideration issued in exchange therefor as Fresh Vine may reasonably request .

(c) No dividends or other distributions declared or made with respect to Fresh Vine Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Fresh Vine Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate, if applicable, or provides an affidavit of loss or destruction in lieu thereof in accordance with this Section 2.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d) Any shares of the Preferred Stock Consideration and Warrant Consideration deposited with the Exchange Agent that remain undistributed to holders of Company Stock Certificates as of the date that is 180 days after the Closing Date shall be delivered to Fresh Vine upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 2.7 shall thereafter look only to Fresh Vine for satisfaction of their claims for Fresh Vine Stock and any dividends or distributions with respect to shares of Fresh Vine Series D Convertible Preferred Stock or Merger Warrants, as applicable.

(e) No Party shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any shares of Fresh Vine Series D Convertible Preferred Stock or Merger Warrants (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

2.8        Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by Holders who have neither voted in favor of the Merger nor consented thereto in writing and who have exercised and perfected appraisal rights for such Company Common Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration attributable to such Dissenting Shares. Such Holders shall be entitled to receive payment of the appraised value of such Company Common Stock held by them in accordance with the Section 262 of the DGCL, unless and until such Holders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by Holders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such Company Common Stock under the DGCL (whether occurring before, at, or after the Effective Time) shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest, attributable to such Dissenting Shares upon their surrender in the manner provided in Sections 2.5 and 2.7.

(b) The Company shall give Fresh Vine prompt written notice of any demands by dissenting Holders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands.

2.9        Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement, the Transaction Documents, the Contemplated Transactions or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of Merger Sub, in the name of the Surviving Corporation and otherwise) to take such action.

2.10        Withholding. Each of the Exchange Agent, Fresh Vine and the Surviving Corporation, and their respective agents, shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Law with respect to the making of such payment and shall be entitled to request any reasonably appropriate Tax forms, including an IRS Form W-9 or the appropriate IRS Form W-8, as applicable, from any recipient of payments hereunder. To the extent such amounts are so deducted or withheld and remitted to the appropriate Taxing Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 3. Representations and Warranties of the Company.

The Company represents and warrants to Fresh Vine that the statements contained in this Section are true and correct on and as of the Signing Date and will be true as of the Closing Date, except as otherwise set forth in this Agreement or in the disclosure schedule accompanying this Agreement (the “Company Disclosure Schedule”). From the Signing Date until the Closing Date, the Company shall update the Company Disclosure Schedule, as necessary, so that the representations and warranties set forth in this Section are true and correct as of the Closing Date, or in the case of representations and warranties that expressly relate to an earlier date, as of such earlier date.

3.1       Organization and Good Standing. The Company is duly formed, validly existing and in good standing under the Laws of Delaware and has all requisite power and authority to conduct the Business as now conducted and to own and operate its assets as now owned and operated by it. The Company is duly qualified or authorized to do business as a foreign company and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification or authorization, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate expected to have a Company Material Adverse Effect.

3.2       Authorization of Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement (collectively with this Agreement, the “Company Documents”), and to consummate the transactions and perform its obligations as contemplated. The execution, delivery and performance of the Company Documents and the consummation of the contemplated transactions have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been, and each of the other Company Documents will be at or before the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by Fresh Vine) this Agreement constitutes, and the each of the other Company Documents will constitute, the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms subject to the Enforceability Exceptions.

3.3        Conflicts; Consents of Third Parties.

(a) None of the execution, delivery or performance by the Company of the Company Documents, the consummation of the contemplated transactions, or compliance by the Company with any of the provisions will: (i) cause the Company to violate or breach any Law or Order; (ii) conflict with or result in a violation of the Organizational Documents of the Company; (iii) except as set forth on Section 3.3(a) of the Company Disclosure Schedule, conflict with or result in a breach or termination of any of the terms, conditions or provisions of, or constitute a default under, accelerate any obligations arising under, trigger any payment under, require any Consent under or any notice under, result in the creation of any Encumbrance under, or otherwise adversely affect, any Contract to which the Company or any Subsidiary is a party or by which the Company’s or any Subsidiary’s assets may be bound; or (iv) require the Company or any Subsidiary to make a payment or provide other compensation to any officer, director, employee, consultant or agent of such Person.

(b) Except as set forth on Section 3.3(b) of the Company Disclosure Schedule, no waiver, Order, permit or Consent of any Person or Governmental Authority is required on the part of the Company or its Subsidiaries in connection with the execution and delivery of the Company Documents or the compliance by the Company or its Subsidiaries with any of the provisions, or the consummation of the contemplated transactions.

3.4        Reserved.

3.5        Capitalization.

(a) The authorized capital stock of the Company consists of (i) 125,000,000 shares of common stock, of which 5,043,324 are issued and outstanding and (ii) 100,000,000 shares of preferred stock, 79,454,802 of which are issued and outstanding. The Shares comprise all of the issued and outstanding capital stock of the Company and the Shares are owned by the Holders as set forth on Schedule I, free and clear of all Encumbrances. All of the issued and outstanding Shares were duly authorized for issuance and are validly issued, fully paid and non-assessable, and were issued in compliance with the applicable provisions of the Securities Act, any applicable state “blue sky” or securities law and any other applicable Law. Except for the Shares, there are no other equity securities of the Company outstanding. None of the Shares were issued or will be transferred under this Agreement in violation of any preemptive, preferential or similar rights of any Person. The delivery to Purchaser of the Shares under this Agreement will vest in Purchaser good and valid title to all of the issued and outstanding capital stock of the Company, free and clear of all Encumbrances.

(b) Except as set forth on Schedule 3.5(b), there are not any authorized or outstanding: (i) options, warrants, calls rights of first refusal or other rights of any character to acquire equity or debt interests from the Company or any phantom stock, stock appreciation rights or any other rights intended to provide an economic return based on changes in the value of any debt or equity securities of the Company; (ii) authorized or outstanding equity or debt securities of the Company convertible into or exchangeable for equity or debt securities of the Company; or (iii) rights or options under which the Company is required to or has the right to redeem, purchase or otherwise reacquire any equity securities, or other instrument convertible or exercisable into equity securities, of the Company. The Company is not a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the Shares.

(c) Schedule 3.5(c) sets forth each Subsidiary of the Company including its place of jurisdiction and its equity interest which are all owned free and clear of all Encumbrances. All of the issued and outstanding equity or debt securities or other ownership interest in each Subsidiary was duly authorized for issuance and are validly issued, fully paid and non-assessable, and were issued in compliance with the applicable provisions of the Securities Act, any applicable state “blue sky” or securities law and any other applicable Law. None of the equity or debt securities or other ownership interest of any Subsidiary were issued or will be transferred under this Agreement in violation of any preemptive, preferential or similar rights of any Person.

(d) Except as set forth on Schedule 3.5(d), there are not any authorized or outstanding: (i) options, warrants, calls rights of first refusal or other rights of any character to acquire equity or debt interests from of any Subsidiary or any phantom stock, stock appreciation rights or any other rights intended to provide an economic return based on changes in the value of any debt or equity securities of any Subsidiary; (ii) authorized or outstanding equity or debt securities of any Subsidiary convertible into or exchangeable for equity or debt securities of such Subsidiary; or (iii) rights or options under which any Subsidiary is required to or has the right to redeem, purchase or otherwise reacquire any equity securities, or other instrument convertible or exercisable into equity securities, of such Subsidiary. No Subsidiary is party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the equity or debt securities or other ownership interest of such Subsidiary.

3.6 Financial Statements.

(a) The Company has made available to Fresh Vine true and complete copies of (i) the consolidated audited balance sheet of the Company and its Subsidiaries as of December 31, 2022 and December 31, 2023, and the related audited consolidated statements of operations, cash flows and changes in equity holders’ equity of the Company and its Subsidiaries for each of the years then ended, and the unaudited balance sheet of the Company and its Subsidiaries as of for the nine months ended September 30, 2024 and (ii) the related audited consolidated statements of operations, cash flows and changes in equity holders’ equity of the Company and its Subsidiaries for the nine months then ended (collectively, the “Company Financials”). The Company Financials described in clause (i) above (x) were prepared in accordance with GAAP and (y) fairly present, in all respects, the financial position of the Company and its Subsidiaries as of the respective dates and the results of operations and cash flows of the Company and its Subsidiaries.

(b) Except as and to the extent set forth on the Company Financials as of the Balance Sheet Date, the Company does not have any other liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities that were incurred in the Ordinary Course of Business since the Balance Sheet Date (and in any event do not relate to breach of contract, tort or noncompliance with Law) or (ii) such other liabilities and obligations which are not, individually or in the aggregate, be expected to have a Company Material Adverse Effect.

(c) Except as set forth on Section 3.6(c) of the Company Disclosure Schedule, the Company and the Subsidiaries do not have any (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money, or (ii) indebtedness evidenced by any note, bond, debenture or other debt security.

(d) Since January 1, 2023, (i) neither the Company nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or Representative of the Company or any Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the Knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee.

(e) The respective minute and corporate or company books of the Company and its Subsidiaries, and the books of account and other business records of the Company and each Subsidiaries, all of which have been previously made available to Fresh Vine and its representatives, are accurate and complete in all material respects.

3.7 Absence of Changes; No Undisclosed Liabilities.

(a) Since January 1, 2023, except as set forth on Section 3.7(a) of the Company Disclosure Schedule or as expressly contemplated by this Agreement, (i) the Company and the Subsidiaries have conducted their respective businesses in all respects in the Ordinary Course of Business, (ii) the Company and the Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective assets (including Company IP Rights) other than revocable non-exclusive licenses (or sublicenses) of Company IP Rights granted in the Ordinary Course of Business, and (iii) there has not been a Company Material Adverse Effect.

(b) Except as set forth on Section 3.7(b) of the Company Disclosure Schedule, the Company and its Subsidiaries have no Liabilities other than: (i) executory obligations or liabilities under Contracts listed on Section 3.11 of the Company Disclosure Schedule or Contracts that are not required to be listed (but not including any Liabilities or obligations arising out of any breach of any Contract), and (ii) Liabilities incurred in connection with the Contemplated Transactions.

3.8 Real Property; Title to Assets

(a) Section 3.8(a) of the Disclosure Schedule lists all leases of real property by the Company and its Subsidiaries (each, a “Real Property Lease,” and the real property subject to the Real Property Leases being referred to as the “Leased Real Property”). The Company does not own any real property. The Leased Real Property comprises all of the real property used in the Business.

(b) Reserved.

(c) With respect to the Leased Real Property: (i) the Company or its Subsidiaries are the owner and holder of all of the leasehold estates purported to be granted by the Real Property Leases; (ii) the Company’s or its Subsidiaries’ possession and quiet enjoyment of the Leased Real Property has not been disturbed and there are no disputes with respect to such Real Property Leases; (iii) no security deposit or portion deposited with respect to such Real Property Lease has been applied in respect of a breach of or default under such Real Property Lease that has not been redeposited in full.

(d) There are no parties (other than the Company or its Subsidiaries) in possession of any portion of the Leased Real Property.

(e) No portion of the Leased Real Property is subject to any pending condemnation or eminent domain Legal Proceeding or other Legal Proceeding by any Governmental Authority and, to the Knowledge of the Company, there is no threatened condemnation or eminent domain Legal Proceeding or other Legal Proceeding.

(f) The physical condition of the Leased Real Property is free from any defect and sufficient to permit the continued conduct of the Business, as presently conducted, subject to the provision of usual and customary maintenance and repair performed in the ordinary course with respect to similar properties of like age and construction, and no repairs, replacements or regularly scheduled maintenance relating to any of the Leased Real Property has been deferred.

(h) To the Knowledge of the Company, all water, storm and sanitary sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any Law or necessary for the current use and operation of the Leased Real Properties, are installed to the property lines of the Leased Real Properties, are connected under valid permits, if necessary, to municipal or public utility services or proper drainage facilities, are fully operable and are adequate to service the Leased Real Properties as currently used.

(i) To the Knowledge of the Company, the classification of each parcel of Leased Real Property under applicable zoning Laws permits the use and occupancy of such parcel and the operation of the Business as currently conducted. To the Knowledge of the Company, the Company’s or its Subsidiaries’ use or occupancy of the Leased Real Properties or any portion or the operation of the Business as currently conducted is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any Governmental Authority.

(j) To the Knowledge of the Company, the current use and occupancy of the Leased Real Property and the operation of the Business as currently conducted do not violate any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Leased Real Property. The Company has not received any written notice of violation of the foregoing.

3.9 Intellectual Property.

(a) Section 3.9(a) of the Company Disclosure Schedule sets forth a complete and correct list of all Intellectual Property owned by the Company and its Subsidiaries that is subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”). All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing and are valid and enforceable.

(b) Other than license agreements between the Company and its customers on the Company’s standard forms or the Subsidiaries and their customers on such Subsidiaries’ standard form, entered into in the Ordinary Course of Business (“Company Form License Agreements”), the Company and its Subsidiaries have not granted, transferred or assigned any right or interest in the Intellectual Property to any Person. Except as set forth in Section 3.9(b) of the Company Disclosure Schedule and the Company Form License Agreements, there are no Contracts in effect made by or on behalf of the Company or its Subsidiaries with respect to the marketing, distribution, inbound or outbound licensing or promotion of the Intellectual Property of a third party (including Contracts made by any salesperson, distributor, sublicensor or other remarketer or sales organization, but excluding shrink wrap and similar self-executing licenses). All such Contracts (including the Company Form License Agreements) are valid, binding and enforceable between the Company or its Subsidiaries and, to the Knowledge of the Company, the other parties, and the Company and its Subsidiaries and, to the Knowledge of the Company, such other parties are in full compliance with the terms and conditions of such agreements.

(c)       Except as set forth in Section 3.9(c) of the Company Disclosure Schedule: (i) the Company or its Subsidiaries owns and possesses all right, title and interest in and to all owned Intellectual Property, free and clear of all Encumbrances; and (ii) the Company or its Subsidiaries has a valid, enforceable and transferable license to use, all non-owned Intellectual Property used in the operation of the Business.

(d)       The Intellectual Property constitutes all proprietary rights reasonably necessary for the operation of the Business. Except as set forth in Section 3.9(d)(i) of the Company Disclosure Schedule, no claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property has been made or is currently outstanding, and to the Knowledge of the Company, there exists no basis for such claim and the Company has not received any written notices of and has no Knowledge of any facts that indicate a likelihood of any infringement or misappropriation by, or conflict with, any Person with respect to the Intellectual Property, including any demand or request that the Company and its Subsidiaries license rights from, or make royalty payments to, any Person. To the Knowledge of the Company, the Intellectual Property has not infringed, misappropriated or otherwise conflicted with any proprietary rights of any third parties and the Company has no Knowledge of any infringement, misappropriation or conflict that will occur as a result of the continued operation of the Business consistent with the manner that the Company and its Subsidiaries have previously operated its Business. Except as set forth on Section 3.9(d)(ii) of the Company Disclosure Schedule, to the Knowledge of the Company, no third party is infringing, misappropriating or diluting any intellectual property rights of the Company or its Subsidiaries.

(e)       The Company and its Subsidiaries have taken all commercially reasonable actions, measures and precautions to maintain, safeguard and protect all of the Intellectual Property, the Company and its Subsidiaries have taken all steps required by any applicable Law to protect and secure its trade secrets to the extent reasonably necessary under such Law and, there has been no unauthorized release, disclosure or dissemination of any such trade secrets. All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of any Intellectual Property on behalf of the Company and its Subsidiaries either: (i) have been party to a “work for hire” arrangement or agreement with the Company and its Subsidiaries, in accordance with applicable Law, that has accorded the Company or its Subsidiaries, as applicable, full, effective, exclusive and original ownership of all right, title and interest, including all related intellectual property rights; or (ii) have executed appropriate instruments of assignment in favor of the Company or its Subsidiaries as assignee that are separately identified on Section 3.9(e)(ii) of the Company Disclosure Schedule and that have conveyed to the Company or its Subsidiaries, as applicable, full, effective and exclusive ownership of all right, title and interest, including all related intellectual property rights, copies of which have been previously provided to Fresh Vine.

(f)       The Company and its Subsidiaries have not and no other Person then acting on its behalf has, disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company source code, except for disclosures to employees, contractors or consultants under binding written agreements that prohibit use or disclosure other than in the performance of services to the Company and its Subsidiaries. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) would reasonably be expected to result in the disclosure, delivery or license by the Company and its Subsidiaries or, any Person then acting on its behalf to any Person of any Company source code.

(g)       All software that is used by the Company and its Subsidiaries is free from any defect or programming or documentation error, including major bugs, logic errors or failures of such software to currently operate as described in the related documentation, and substantially conforms to the specifications of such software. To the Knowledge of the Company, the software used by the Company and its Subsidiaries do not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry), or other software routines or hardware components intentionally designed to permit unauthorized access, to disrupt, disable or erase software, hardware or data, or to perform any other similar type of unauthorized activities.

(h)       All information or data of any kind possessed by the Company and its Subsidiaries, including but not limited to, information that is individual and identifiable to any consumer and collected from consumers or customers (“PII”), aggregate or anonymous information collected from consumers or customers (“Non-PII”) and employee data (together with the PII and Non-PII, “Data”), has been collected by the Company or its Subsidiaries, or obtained from any other Person, in compliance with applicable Laws in all material respects. Further, all Data is being maintained, stored, processed and used by it in compliance with applicable Laws in all material respects. The Company and its Subsidiaries have presented a privacy policy, as updated from time to time (“Privacy Policy”), to consumers or customers at the time of its collection of any PII or Non-PII from consumers or customers through its services offered as part of its businesses. The Company and its Subsidiaries have each operated its businesses consistent with the Privacy Policy and any other references to their respective Data collection and use practices contained in marketing materials and advertisements of the Company and its Subsidiaries. All such references regarding its Data collection and use practices have accurately and, as applicable and required under the context, described the Company’s or its Subsidiaries’ respective information collection practices in all material respects and no such notices or disclosures have been materially inaccurate, misleading or deceptive under applicable Law. To the Knowledge of the Company, (i) the Company has not received any written notices from any Governmental Authority that its or its Subsidiaries’ collection, possession or use of PII or Non-PII is inconsistent with or a violation of its applicable Privacy Policy or otherwise constitutes a deceptive or misleading trade practice; (ii) the Company and its Subsidiaries have not collected or received any PII from children under the age of 13 in violation of applicable Law or who have self-identified or otherwise provided information that would reasonably identify them to the Company or its Subsidiaries as under the age of 13 without verifiable parental consent, or directed any of its websites to children under the age of 13 through which such PII could be obtained. The Company and its Subsidiaries use commercially reasonable technical measures consistent with relevant industry practice to store and maintain all Data to protect against unauthorized access to or use of the Data. Subject to applicable Law, the Company and its Subsidiaries have the unrestricted right to use the Data, free and clear of all Encumbrances.

(i)       To the Knowledge of the Company, there has been no unauthorized use, access to or disclosure of any Data while in the possession of, or under the control of, the Company or its Subsidiaries. The consummation of the contemplated transactions will not result in any loss or impairment of the rights to own and use any Data, nor will such consummation require the consent of any third party in respect of any Data.

(j)       The Intellectual Property licensed by the Company or its Subsidiaries do not contain any software subject to a GNU General Public License, a GNU Library (Lesser) General Public License, or any license containing terms substantially similar to the terms contained in either of the foregoing licenses, specifically including the reciprocity terms applicable to source code for derivative works. The Company and its Subsidiaries have complied with all notice, attribution and other requirements of each such license. The Company and its Subsidiaries have not used any materials subject to such licenses in a manner that does or will require the disclosure or distribution of the source code to any owned Intellectual Property, the license or provision of any owned Intellectual Property on a royalty-free basis, or the grant of any patent license, non-assertion covenant, or other rights under any owned Intellectual Property.

(k)       Except as noted on Section 3.9(k) of the Disclosure Schedule, each employee (including leased employees) of the Company and its Subsidiaries, has entered into an agreement related to Intellectual Property developed in connection with the Company or its Subsidiaries.

3.10 Tangible Personal Property.

(a)       Except as noted on Section 3.10(a) of the Company Disclosure Schedule: (i) all tangible assets owned or leased by the Company and its Subsidiaries are in the possession of the Company or its Subsidiaries at one of the Company Properties; (ii) such tangible assets are in good operating condition and repair (ordinary wear and tear excepted) and are suitable for the use to which they are put; and (iii) with respect to any tangible assets leased by the Company or its Subsidiaries, such assets are in such condition as to permit the surrender on the Closing Date without any cost or expense for repair or restoration if the related leases were terminated on the Closing Date in the Ordinary Course of Business.

(b)       Except as noted on Section 3.10(a) of the Company Disclosure Schedule: The Company and its Subsidiaries own all right, title and interest in and to all of its properties and assets free and clear of any and all Encumbrances.

(c)       The properties and assets (tangible and intangible) owned or leased by the Company and its Subsidiaries constitute all of the properties and assets necessary to conduct the Business as previously conducted.

3.11 Agreements, Contracts and Commitments.

(a)       The applicable subpart of Section 3.11(a) of the Company Disclosure Schedule sets forth all of the following Contracts to which the Company or its Subsidiaries are a party or by which it or any of its assets is bound (collectively, with the Real Property Leases, the “Company Material Contracts”):

(i)       Contracts entered into within the last three (3) years or otherwise having executory obligations on the part of the Company or its Subsidiaries and relating to the acquisition or disposition by the Company or its Subsidiaries of: (A) any business, real property or business segment (whether by merger, consolidation or other business combination, sale of assets or otherwise) or the capital stock of any Person, (B) any of the assets of the Company or its Subsidiaries (other than sales of inventory or the disposition of obsolete equipment, in each case in the ordinary course of business) for consideration in excess of $25,000;

(ii)        Contracts relating to the incurrence, assumption or guarantee of any debt;

(iii)       any other Contracts (or groups of related Contracts) that are not terminable by the Company or any other Subsidiary without penalty on notice of sixty (60) days or less, which involve the expenditure or receipt of more than $50,000 annually or more than $150,000 over the remaining term;

(iv)       Contracts that contain a change of control or other similar provision;

(v)       Contracts restricting the ability of the Company or any Subsidiary to operate or compete in any business or with any Person or in any geographic area during any period of time;

(vi)       Contracts that require the Company or its Subsidiaries to purchase minimum quantities (or pay any amount for failure to purchase any specific quantities) of goods or services, comply with “take or pay” arrangements, deal with any Person on an exclusive basis, or provide “most favored nations” or similar pricing to any Person;

(vii)       Contracts that require the Company or any Subsidiary to indemnify or hold harmless any other Person (other than obligations of the Company or its Subsidiaries to indemnify its customers against third party intellectual property claims contained in the Company Form License Agreements);

(viii)       Contracts that provide for any partnership, joint venture, strategic alliance, teaming or similar arrangement;

(ix)       Contracts that provide for or relate to any employment or consulting relationship with any Person (other than at-will arrangements), including any stock option, stock purchase, stock appreciation, deferred compensation, severance of other similar equity or equity-like plan or arrangement involving current or former directors, managers, stockholders, officers, or employees;

(x)       Contracts under which the Company or any Subsidiary grants or is granted a license of any Intellectual Property (other than Company Form License Agreements and licenses to the Company or its Subsidiaries, as applicable, of commercially available software for total consideration of less than $15,000);

(xi)       Contracts with any Governmental Authority, including any settlement, conciliation or similar agreements with any Governmental Authority;

(xii)       Contracts granting a power of attorney;

(xiii)       Contracts relating to the sales or distributions of the Company’s or its Subsidiary’s products or services (excluding purchase and sales orders entered into in the ordinary course of business and Company Form License Agreements); and

(xiv)       Contracts that are otherwise material to the business, operations or financial condition of the Company or its Subsidiaries and is outside the Company’s or its Subsidiary’s ordinary course of business;

(b) True, correct and complete copies of all Material Contracts as currently in effect have previously been delivered to Fresh Vine. To the Knowledge of the Company, no other party to a Material Contract has breached, violated or defaulted under any Material Contract and no circumstance exists that, with notice or lapse of time or both (including the Company Merger), would constitute a default by any party. Section 3.11(b) of the Company Disclosure Schedule sets forth summaries containing the terms of all oral Material Contracts.

3.12 Compliance with Laws; Permits.

(a)       During the past two (2) years, the Company and its Subsidiaries have complied and are in compliance with all Laws applicable to it. Except as set forth on Section 3.13(a) of the Company Disclosure Schedule, no claims or investigations alleging any violation by the Company and its Subsidiaries of any Laws are pending or threatened.

(b)       The Company and its Subsidiaries currently have all material permits which are required for the operation of the Business. The Company has complied at all times in the preceding two (2) years, and is presently in compliance, in all material respects, with the terms and conditions of the material permits. No loss, non-renewal, suspension, modification or expiration of, nor any noncompliance with, any material permit is pending or threatened.

3.13 Litigation.

(a)       Except as set forth on Section 3.13(a) of the Company Disclosure Schedule, there are no Legal Proceedings pending or threatened against the Company or its Subsidiaries, or to which the Company is otherwise a party, or otherwise affecting the Company or its Subsidiaries, or that in any manner challenges or seeks, or reasonably could be expected to prevent, enjoin, alter or delay the Company Merger. Section 3.13(a) of the Company Disclosure Schedule also lists all Legal Proceedings threatened against the Company or its Subsidiaries or to which the Company or its Subsidiaries was a party during the past two (2) years.

(b)       Section 3.13(b) of the Company Disclosure Schedule describes all claims for indemnification or breach asserted by or against the Company or its Subsidiaries at any time in the past 3 years arising out of the acquisition of any business or business segment.

(c)       Except as described on Section 3.13(c) of the Company Disclosure Schedule there are not outstanding Orders that are applicable to, or otherwise affect, the Company or its Subsidiaries.

(d)       Section 3.13(d) of the Company Disclosure Schedule lists any settlement agreements to which the Company and its Subsidiaries is a party or by which it is bound.

3.14 Tax Matters. Except as set forth in Section 3.14 of the Company Disclosure Schedules:

(i) The Company and each Subsidiary have timely filed (taking into account all valid extensions) all Tax Returns and reports required to be filed by it, all of which were true, correct and complete. The Company will provide Fresh Vine with copies of such Tax Returns for Company and each Subsidiary filed in or relating to each of the immediately preceding three (3) calendar years before Closing. All Taxes required to be paid by the Company or any Subsidiary have been fully and timely and fully paid, whether or not shown on any such Tax Returns. There are no Encumbrances as a result of any unpaid Taxes upon any of the assets of the Company or its Subsidiaries and the Company has no Knowledge of any information that indicates any such Encumbrance is currently threatened or contemplated to be filed by any Taxing Authority, further, to the Knowledge of the Company, there is no reasonable basis for any such filing whether or not currently contemplated. The Company and each Subsidiaries has set aside adequate reserves for all accrued but unpaid Taxes.

(ii) All Taxes required to be withheld or collected by the Company or its Subsidiaries have been withheld or collected and have been (or will be) duly and timely paid in full to the proper Taxing Authority. All Persons performing services on behalf of the Company and its Subsidiaries have been properly classified by the Company or its Subsidiaries for purposes of Tax reporting and Tax withholding as required by applicable Law. The Company and its Subsidiaries have complied with all applicable Tax recordkeeping requirements.

(iii) No deficiencies for any Taxes have been proposed, asserted or assessed by any Taxing Authority against the Company or its Subsidiaries that are still pending, and to the Knowledge of the Company, no Tax Return of the Company or its Subsidiaries is under current examination by any Taxing Authority.

(iv) No requests for waivers of the time to assess any Taxes have been granted to the Company or its Subsidiaries.

(v) There is no pending written claim by any Taxing Authority of a jurisdiction where the Company or its Subsidiaries have not filed Tax Returns that the Company or its Subsidiaries are subject to taxation in that jurisdiction, and the Company has no Knowledge of any valid basis for such a claim.

(vi) Company and its Subsidiaries are not a party to any Tax sharing agreement and has no Liability for the Taxes of any other Person as a successor, by Contract or otherwise.

(vii) Neither the Company nor its Subsidiaries have received a Tax ruling or entered into a closing or similar agreement with any Taxing Authority that will be binding on the Company or its Subsidiaries after the Closing. The Company and its Subsidiaries have not entered into any agreement with any Taxing Authority, including any Tax allocation, Tax abatement, Tax credit, or payment in lieu of Taxes agreements.

(viii) The Company and its Subsidiaries have not made any payments, and there is no Contract covering any Person that, individually or collectively, could give rise to the payment of any amount (individually or in the aggregate) that would not be deductible by Fresh Vine or the Company or its Subsidiaries by reason of Section 280G of the Code or would subject the recipient to Section 4999 of the Code (or any corresponding provisions of state, local or foreign Tax Law), or that were or will not be deductible under Sections 162 or 404 of the Code.

(ix) The Company and its Subsidiaries have not participated in any “listed transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4(b)(2) or any transaction that is substantially similar to a “listed transaction.”

(x) The Company, its Subsidiaries, the Company Benefit Plans, and, to the Knowledge of the Company, its fiduciaries have not (individually nor collectively) participated in any nonexempt “prohibited transaction” within the meaning of Section 406 of ERISA or Code Section 4975.

(xi) The Company and its Subsidiaries have never been a member of an affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other Person. The Company and its Subsidiaries have no liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(xii) The Company and its Subsidiaries have properly (i) collected and remitted sales and similar Taxes with respect to sales made to its customers and (ii) for all sales that are exempt from sales and similar Taxes and that were made without charging or remitting sales or similar Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale as exempt.

(xiii) The Company and its Subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or before the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or before the Closing Date; (iii) installment sale or open transaction disposition made on or before the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or before the Closing Date; (v) use of an improper method of accounting for a taxable period ending on or before the Closing Date; or (vi) election by the Company or its Subsidiaries under Section 108(i) of the Code.

(xiv)       The Company and its Subsidiaries is not a party to any Tax sharing, allocation or indemnity agreement, arrangement or similar Contract.

(xv)       The Company and its Subsidiaries have not distributed the stock of another Person, or has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(xvi)       The Company and its Subsidiaries have never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

3.15 Labor and Employment Matters.

(a) Section 3.15(a) of the Company Disclosure Schedule lists the name of each employee (including leased employees and employees on an approved leave of absence) and independent contractors of the Company and its Subsidiaries and the date of employment, position, and current annual compensation payable to each such individual. All persons classified as consultants, independent contractors, or other non-employees and all individuals classified as exempt from overtime requirements were, in all material respects and to the Knowledge of the Company, properly classified as such.

(b) Except as set forth on Section 3.15(b) of the Company Disclosure Schedule, the Company and its Subsidiaries are in compliance in all material respects and has not violated the terms and provisions of applicable Laws relating to immigration, including the Immigration Reform and Control Act of 1986, and all related regulations promulgated thereunder (collectively, the “Immigration Laws”).

(c) Neither the Company nor any Subsidiary is party to a settlement agreement with a current or former officer, employee or independent contractor resolving allegations of sexual harassment by either an officer, director or employee of the Company or any Subsidiary. There are no, and since January 1, 2023, there have not been, any Legal Proceedings pending or threatened, against the Company or any Subsidiary, in each case, involving allegations of sexual harassment by any employee of the Company or any Subsidiary in a managerial or executive position.

(d) No employee of the Company or its Subsidiaries is represented by a labor union and there are no Contracts with any labor union or association representing any employees of the Company or its Subsidiaries. No petition has been filed or other proceedings instituted by an employee or group of employees with any labor relations board seeking recognition of a bargaining representative; and, to the Knowledge of the Company, there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize any employees, and no demand for recognition of employees has been made by, or on behalf of, any labor union.

3.16 Employee Benefit Plans.

(a) Section 3.16 of the Company Disclosure Schedule lists each “employee benefit plan” (as defined in ERISA) and any other material plan, Contract or policy providing bonuses, profit sharing benefits, retirement benefits, pension benefits, compensation, deferred compensation, stock options, phantom stock, stock appreciation rights, stock purchase rights, fringe benefits severance, salary continuation, or other termination payments, post-retirement health and welfare benefits, scholarships, health and welfare benefits, basic and supplemental disability benefits, life insurance coverage, sick leave pay, vacation pay, commissions, payroll practices, retention payments or other benefits (each such plan, Contract, policy, fund or arrangement is referred to as a “Company Benefit Plan”) that the Company or its Subsidiaries sponsors or has or could have material Liability with respect to, or has or could have any obligation to contribute to for the benefit of current or former employees, directors, or any other Person performing services for the Company or its Subsidiaries.

(b) The Company and its Subsidiaries have no voluntary benefit plans available to employees which are considered to be exempt from ERISA under DOL Regulation Section 2510.3-1(j). The Company and its Subsidiaries have no Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)).

(c) Each Company Benefit Plan maintained, contributed to or required to be contributed to by the Company or its Subsidiaries have been administered in all material respects in accordance with its terms and with the applicable provisions of ERISA, the Code (including the rules and regulations thereunder) and all other applicable Laws. All contributions, deferrals, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made as of the Closing will have been (or will be) timely made or accrued according to GAAP. The Company, its Subsidiaries, and each Company Benefit Plan complies in all material respects with the applicable provisions of the Health Insurance Portability and Accountability Act of 1996, as amended, and the Patient Protection and Affordable Care Act, as amended, including any applicable notice and/or disclosure requirements.

(d) The Company does not have any Company Benefit Plans that are an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is intended to be tax qualified under Section 401(a) of the Code and each retirement plan covered under Section 408 of the Code.

(e) The Company and its ERISA Affiliates do not currently maintain, contribute to or participate in, nor at any time have any of them had an obligation to maintain, contribute to, or otherwise participate in any employee benefit plans that are “multiemployer plans” (within the meaning of Section 3(37) of ERISA or Code Section 414(f)), “multiple employer plans” (within the meaning of Code Section 413(c)), plans that are subject to the provisions of Title IV of ERISA, or a welfare plan that is a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(f) Each of the Company and its ERISA Affiliates, each Company Benefit Plan and each Company Benefit Plan “sponsor” or “administrator” (within the meaning of Section 3(16) of ERISA) has complied in all material respects with the applicable requirements of Section 4980B of the Code and Section 601 et seq. of ERISA (such statutory provisions and predecessors are referred to collectively as “COBRA”) and any comparable state Law. Section 3.16(f) of the Company Disclosure Schedule lists the name of each covered employee who has experienced a “Qualifying Event” (as defined in COBRA) with respect to any Company Benefit Plan for purposes of “Continuation Coverage” (as defined in COBRA) and whose maximum period for continuation coverage required by COBRA or state Law has not expired. Section 3.16(f) of the Company Disclosure Schedule also lists the name of each covered employee who is on leave of absence (paid or unpaid) and whether such person is eligible for continuation coverage.

(g) Each Company Benefit Plan satisfies in all material respects, the requirements of the Patient Protection and Affordable Care Act and the issued regulations and guidance (“PPACA”), such that there is no reasonable expectation that any Tax or penalty could be imposed under the PPACA that relates to such group health plan. No condition exists that could cause the Company or any Company Subsidiary or ERISA Affiliate to have any Liability for any assessable payment under Section 4980H of the Code. No event has occurred or condition exists that could subject the Company or any Company Subsidiary or ERISA Affiliate to any Liability on account of a violation of the health care requirements of Part 6 or 7 of Title I of ERISA or Section 4980B or 4980D of the Code.

(h) The Company has the requisite power to amend and/or terminate each Company Benefit Plan without prior notice or approval. The consummation of the Contemplated Transactions will not give rise to any Liability for any employee benefits. Except as set forth on Schedule 3.16(h), No Company Benefit Plan provides for post-employment benefits of any kind whatsoever (other than under COBRA, the Federal Social Security Act or any Company Benefit Plan qualified under Section 401(a) of the Code) to any former director or employee of, or other provider of services to, the Company or an ERISA Affiliate (or a beneficiary of any such Person), nor have any representations, agreements, covenants or commitments been made to provide such benefits.

3.17 Reserved.

3.18 Insurance. All insurance policies pertaining to the Business are in full force and effect on the Signing Date. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been cancelled or not renewed within the last two (2) years and, to the Knowledge of the Company, no threat has been made to cancel or not renew any insurance policy of the Company or its Subsidiaries. The Company has delivered to Fresh Vine: (i) all material insurance claims history during the past two (2) years; and (ii) a to the Knowledge of the Company, a list of all pending insurance claims. None of the insurers under any such insurance policies has rejected the defense or coverage of any claim purported to be covered by such insurer or has reserved the right to reject the defense or coverage of any claim purported to be covered by such insurer. To the Knowledge of the Company, neither the Company nor its Subsidiaries have any Liability for retrospective premium adjustments under any insurance policies.

3.19       SEC Filings. The information supplied by Company and its Subsidiaries in writing specifically for inclusion in the SEC Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements, in light of the circumstances under which they were made, not misleading.

3.20        Reserved.

3.21 Interested Party Transactions. Except as set forth in Section 3.21 of the Company Disclosure Schedule and for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of the Company’s business, no director, officer or other affiliate of the Company or any Subsidiary has or has had, directly or indirectly (i) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Subsidiary furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Subsidiary, any goods or services; (iii) a beneficial interest in any Company Material Contract; or (iv) any contractual or other arrangement with the Company or any Subsidiary, other than customary indemnity arrangements. The Company and the Subsidiaries have not, since January 1, 2024, (a) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent) of the Company, or (b) modified any term of any such extension or maintenance of credit.

3.22       Independent Investigation. Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of Fresh Vine and its Subsidiaries and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Fresh Vine for such purpose. The Company acknowledges that: (a) in making its decision to enter into this Agreement and to consummate the contemplated transactions, it has relied solely upon its own investigation and the express representations and warranties of Fresh Vine set forth in this Agreement (including the related portions of Fresh Vine Disclosure Schedules) and in any certificate delivered to the Company under this Agreement, and the information provided by or on behalf of Fresh Vine for the Registration Statement; and (b) none of Fresh Vine nor its respective Representatives have made any representation or warranty as to Fresh Vine, or this Agreement, except as expressly set forth in this Agreement (including the related portions of Fresh Vine Disclosure Schedules) or in any certificate delivered to the Company, or with respect to the information provided by or on behalf of Fresh Vine for the Registration Statement.

3.23 No Other Representations or Warranties. The Company acknowledges that, except for the representations and warranties contained in this Agreement, neither Fresh Vine nor any of its Subsidiaries nor any other person on behalf of Fresh Vine or its Subsidiaries makes any express or implied representation or warranty with respect to Fresh Vine or its Subsidiaries or with respect to any other information provided to the Company, stockholders or any of the Company’s respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of Fresh Vine set forth in Section 4 (in each case as qualified and limited by the Fresh Vine Disclosure Schedule)) Company nor any of its respective Representatives, members, have relied on any such information (including the accuracy or completeness).

Section 4. Representations and Warranties of Fresh Vine and Merger Sub.

Except as disclosed in the Fresh Vine SEC Documents filed with the SEC before the Signing Date and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system or in the disclosure schedule accompanying this Agreement (the “Fresh Vine Disclosure Schedule”), Fresh Vine, Pubco, Company Merger Sub and Purchaser Merger Sub represent and warrant to the Company that the statements contained in this Section are true and correct on and as of the Signing Date and on and as of the Closing Date.

4.1 Due Organization; Subsidiaries.

(a) Each of Fresh Vine and its Subsidiaries (including Merger Sub) is a corporation or limited liability company duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all necessary corporate or limited liability company power and authority (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound.

(b) Each of Fresh Vine and its Subsidiaries is licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Fresh Vine Material Adverse Effect.

(c) Except as set forth on Section 4.1(c) of the Fresh Vine Disclosure Schedule, Fresh Vine has no Subsidiaries other than Merger Sub and Fresh Vine does not own any capital stock of, or any equity ownership or profit-sharing interest of any nature in, or control directly or indirectly, any other Entity other than Merger Sub. Fresh Vine is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Fresh Vine has not agreed and is not obligated to make, nor is Fresh Vine bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Fresh Vine has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

4.2 Organizational Documents. Fresh Vine will deliver to the Company accurate and complete copies of Fresh Vine’s Organizational Documents. Fresh Vine is not in breach or violation of its Organizational Documents in any material respect.

4.3 Authority; Binding Nature of Agreement. Each of Fresh Vine and Merger Sub has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Fresh Vine Board (at meetings duly called and held) has (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Fresh Vine and its stockholders, and (b) approved and declared advisable this Agreement, the other Transaction Documents and the Contemplated Transactions. The board of Merger Sub have (by unanimous written consent): (x) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub, (y) deemed advisable and approved this Agreement and the Contemplated Transactions and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that Merger Sub vote to adopt this Agreement and approve the Contemplated Transactions. This Agreement has been duly executed and delivered by Fresh Vine and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Fresh Vine, and Merger Sub, enforceable against each of Fresh Vine, and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

4.4 Non-Contravention; Consents.

(a) Subject to compliance with the HSR Act and any foreign antitrust Law, and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by Fresh Vine or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i)       contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Fresh Vine or its Subsidiaries;

(ii)       contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Fresh Vine or its Subsidiaries or any of the assets owned or used by Fresh Vine or its Subsidiaries, is subject to;

(iii)       contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Fresh Vine or its Subsidiaries or that otherwise relates to the business of Fresh Vine, or any of the assets owned, leased or used by Fresh Vine;

(iv)       contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Fresh Vine Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Fresh Vine Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such Fresh Vine Material Contract, (C) accelerate the maturity or performance of any Fresh Vine Material Contract or (D) cancel, terminate or modify any term of any Fresh Vine Material Contract, except in the case of any nonmaterial breach, default, penalty or modification; or

(v)       result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Fresh Vine or its Subsidiaries (except for Permitted Encumbrances).

(b) Except for (i) any Consent set forth on Section 4.4 of the Fresh Vine Disclosure Schedule under any Fresh Vine Contract, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware under the DGCL (iii) any filings required by the NYSE American, (iv) the filing of the Series D Certificate with the Secretary of State of the State of Nevada, (v) any required filings under the HSR Act and any foreign antitrust Law and (vi) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither Fresh Vine nor any of its Subsidiaries was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c) The Fresh Vine Board and the board of Merger Sub have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Mergers, this Agreement or any of the other Contemplated Transactions.

4.5 Capitalization.

(a) The outstanding capital stock of Fresh Vine consists of (i) 16,713,389 shares of Fresh Vine Common Stock, (ii) 9,330 shares of Series A convertible preferred stock, par value $0.001 per share, and (iii) 49,750 shares of Series B convertible preferred stock, par value $0.001 per share. Fresh Vine does not hold any shares of its capital stock in its treasury.

(b) All of the outstanding shares of Fresh Vine Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances (other than Permitted Encumbrances). None of the outstanding shares of Fresh Vine Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Fresh Vine Common Stock is subject to any right of first refusal in favor of Fresh Vine. There is no Fresh Vine Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Fresh Vine Common Stock. Fresh Vine is not under any obligation, nor is Fresh Vine bound by any Contract under which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Fresh Vine Common Stock or other securities. Section 4.5(b) of the Fresh Vine Disclosure Schedule accurately and completely describes all repurchase rights held by Fresh Vine with respect to shares of Fresh Vine Common Stock (including shares issued under the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(c) Except for the Fresh Vine 2021 Equity Incentive Plan, (the “Fresh Vine Stock Plan”), and except as further set forth on Section 4.5(c) of the Fresh Vine Disclosure Schedule, Fresh Vine does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. Section 4.5(c) of the Fresh Vine Disclosure Schedule sets forth the following information with respect to each Fresh Vine Option outstanding as of the Signing Date, as applicable: (i) the name of the holder, (ii) the number of shares of Fresh Vine Common Stock subject to such Fresh Vine Option at the time of grant, (iii) the number of shares of Fresh Vine Common Stock subject to such Fresh Vine Option as of the Signing Date, (iv) the exercise price of such Fresh Vine Option, (v) the date on which such Fresh Vine Option was granted, (vi) the applicable vesting schedule, including any acceleration provisions and the number of vested and unvested shares as of the Signing Date, (vii) the date on which such Fresh Vine Option expires, (viii) whether such Fresh Vine Option is intended to be an “incentive stock option” (as defined in the Code) or a nonqualified stock option, (ix) in the case of a Fresh Vine Option, the plan under which such Fresh Vine Option was granted and (x) the number of shares remain available for future issuance under the Fresh Vine Stock Plans. Fresh Vine has made available to the Company accurate and complete copies of equity incentive plans under Fresh Vine has equity-based awards, the forms of all award agreements evidencing such equity-based awards and evidence of board and stockholder approval of the Fresh Vine Stock Plans and any amendments.

(d) Except for the outstanding Fresh Vine Options as set forth on Section 4.5(d) of the Fresh Vine Disclosure Schedule and except as disclosed in the Fresh Vine SEC Documents, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Fresh Vine, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Fresh Vine, or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Fresh Vine is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Fresh Vine.

(e) All outstanding shares of Fresh Vine Common Stock, Fresh Vine Options, and other securities of Fresh Vine have been issued and granted in compliance with (i) all applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

(f) With respect to Fresh Vine Options granted under the Fresh Vine Stock Plans, (i) each grant of a Fresh Vine Option was duly authorized no later than the date on which the grant of such Fresh Vine Option was by its terms to be effective (the “Fresh Vine Grant Date”) by all necessary corporate action, including, as applicable, approval by the Fresh Vine Board (or a duly constituted and authorized committee) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party, (ii) each Fresh Vine Option grant was made in accordance with the terms of the Fresh Vine Stock Plan under which it was granted and all other applicable Law and regulatory rules or requirements, and (iii) the per share exercise price of each Fresh Vine Option was not less than the fair market value of a share of Fresh Vine Common Stock on the applicable Fresh Vine Grant Date.

4.6 SEC Filings; Financial Statements.

(a) Except as set forth on Section 4.6(a) of the Fresh Vine Disclosure Schedule, since January 1, 2024, Fresh Vine has filed or furnished, as applicable, on a timely basis all material forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act (the “Fresh Vine SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing before the Signing Date, then on the date of such filing), each of the Fresh Vine SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and as of the time they were filed, none of the Fresh Vine SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Fresh Vine SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 4.6, the term “file” and variations shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Fresh Vine SEC Documents: (i) complied as to form in all material respects with the Securities Act and the Exchange Act, as applicable, and the published rules and regulations of the SEC applicable, (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis throughout the periods indicated and (iii) fairly present, in all material respects, the financial position of Fresh Vine as of the respective dates and the results of operations and cash flows of Fresh Vine for the periods covered. Other than as expressly disclosed in the Fresh Vine SEC Documents filed before the Signing Date, there has been no material change in Fresh Vine’s accounting methods or principles that would be required to be disclosed in Fresh Vine’s financial statements in accordance with GAAP. The books of account and other financial records of Fresh Vine and each of its Subsidiaries are true and complete in all material respects.

(c) Except as set forth on Section 4.6(c) of the Fresh Vine Disclosure Schedule, Fresh Vine maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Fresh Vine maintains records that in reasonable detail accurately and fairly reflect Fresh Vine’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Fresh Vine Board and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Fresh Vine’s assets that could have a material effect on Fresh Vine’s financial statements. Fresh Vine has evaluated the effectiveness of Fresh Vine’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Fresh Vine SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Fresh Vine has disclosed to Fresh Vine’s auditors and the audit committee of the Fresh Vine Board (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Fresh Vine’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Fresh Vine’s or its Subsidiaries’ internal control over financial reporting. Except as disclosed in the Fresh Vine SEC Documents filed before the Signing Date, Fresh Vine’s internal control over financial reporting is effective and Fresh Vine has not identified any material weaknesses in the design or operation of Fresh Vine’s internal control over financial reporting.

4.7 Absence of Undisclosed Liabilities. Neither Fresh Vine nor any of its Subsidiaries has any Liability of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Fresh Vine Unaudited Interim Balance Sheet, (b) normal and recurring current Liabilities that have been incurred by Fresh Vine or its Subsidiaries since the date of the Fresh Vine Unaudited Interim Balance Sheet in the ordinary course of business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) Liabilities for performance of obligations of Fresh Vine or any of its Subsidiaries under Fresh Vine Contracts, (d) Liabilities incurred in connection with the Contemplated Transactions and (e) Liabilities described in Section 4.7 of the Fresh Vine Disclosure Schedule.

4.8 Compliance; Permits; Restrictions.

(a) Fresh Vine and each of its Subsidiaries is, and since January 1, 2024, has been in material compliance with all applicable Laws. No investigation, claim, suit, proceeding, audit, Order, or other action by any Governmental Authority is pending or, to the Knowledge of Fresh Vine, threatened against Fresh Vine or any of its Subsidiaries. There is no agreement or Order binding upon Fresh Vine or any of its Subsidiaries which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Fresh Vine or any of its Subsidiaries, any acquisition of material property by Fresh Vine or any of its Subsidiaries or the conduct of business by Fresh Vine or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have an adverse effect on Fresh Vine’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b) Each of Fresh Vine and its Subsidiaries holds all required Governmental Authorizations that are material to the operation of the business of Fresh Vine and Merger Sub as currently conducted (collectively, the “Fresh Vine Permits”). Each of Fresh Vine and its Subsidiaries is in material compliance with the terms of the Fresh Vine Permits. No Legal Proceeding is pending or, to the Knowledge of Fresh Vine, threatened, which seeks to revoke, substantially limit, suspend, or materially modify any Fresh Vine Permit.

4.9 Legal Proceedings; Orders.

(a) Except as set forth in the Fresh Vine Disclosure Schedule, there is no pending Legal Proceeding and, to the Knowledge of Fresh Vine, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Fresh Vine or any of its Subsidiaries or any Fresh Vine Associate (in his or her capacity as such) or any of the material assets owned or used by Fresh Vine or any of its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) There is no Order to which Fresh Vine or any of its Subsidiaries, or any of the material assets owned or used by Fresh Vine or any of its Subsidiaries is subject. To the Knowledge of Fresh Vine, no officer or other Key Employee of Fresh Vine or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Fresh Vine or any of its Subsidiaries or to any material assets owned or used by Fresh Vine or any of its Subsidiaries.

4.10 Tax Matters.

(a) Each of Fresh Vine and each of its Subsidiaries has timely filed all income Tax Returns and all other material Tax Returns required to be filed under applicable Law. All such Tax Returns were true, correct and complete in all material respects and have been prepared in material compliance with all applicable Law. Subject to exceptions as would not be material, no claim has been made by a Governmental Authority in a jurisdiction where Fresh Vine or any of its Subsidiaries does not file Tax Returns that Fresh Vine or any of its Subsidiaries is subject to taxation by that jurisdiction.

(b) All material amounts of Taxes due and owing by Fresh Vine and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid. The unpaid Taxes of Fresh Vine and each of its Subsidiaries for periods (or portions) ending on or before the date of the Fresh Vine Unaudited Interim Balance Sheet do not materially exceed the accruals for current Taxes set forth on the Fresh Vine Unaudited Interim Balance Sheet. Since the date of the Fresh Vine Unaudited Interim Balance Sheet, neither Fresh Vine nor any of its Subsidiaries has incurred any material Liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c) Each of Fresh Vine and each of its Subsidiaries has withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d) There are no Encumbrances for material Taxes (other Encumbrances described in clause (a) of the definition of “Permitted Encumbrances”) upon any of the assets of Fresh Vine or any of its Subsidiaries.

(e) No deficiencies for a material amount of Taxes with respect to Fresh Vine or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing that have not been timely paid in full. There are no pending (or, based on written notice, threatened) material audits, examinations assessments or other actions for or relating to any liability in respect of Taxes of Fresh Vine or any of its Subsidiaries. Neither Fresh Vine nor any of its Subsidiaries has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(f) Neither Fresh Vine nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than Ordinary Course Agreements.

(g) Neither Fresh Vine nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is Fresh Vine). Neither Fresh Vine nor any of its Subsidiaries has any material Liability for the Taxes of any Person (other than Fresh Vine or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract (other than an Ordinary Course Agreement) or otherwise.

(h) Neither Fresh Vine nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(i) Neither Fresh Vine nor any of its Subsidiaries has entered into any transaction identified as a “reportable transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(j) Neither Fresh Vine nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion) ending after the Closing Date as a result of any: (i) change in, or use of improper, method of accounting for a taxable period ending on or before the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or before the Closing Date; (iii) installment sale or open transaction disposition made on or before the Closing Date; (iv) prepaid amount, advance payments or deferred revenue received or accrued on or before the Closing Date other than in respect of such amounts reflected in the Fresh Vine Balance Sheet or received in the ordinary course of business since the date of the Fresh Vine Balance Sheet; or (v) intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(k) Neither Fresh Vine nor any of its Subsidiaries is aware of any facts or circumstances or has knowingly taken or agreed to take any action, in each case, that would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment.

4.12 Employee and Labor Matters; Benefit Plans.

(a) Section 4.12(a) of the Fresh Vine Disclosure Schedule sets forth, for each current Fresh Vine Associate who is an employee of Fresh Vine or any of its Subsidiaries, such employee’s name, employer, title, hire date, location, whether full- or part-time, whether active or on leave (and, if on leave, the expected return), whether exempt from the Fair Labor Standards Act, annual salary and wage rate, most recent annual bonus received and current annual bonus opportunity. Section 4.12(a) of the Fresh Vine Disclosure Schedule separately sets forth, for each current Fresh Vine Associate who is an individual independent contractor engaged by Fresh Vine or any of its Subsidiaries, such contractor’s name, duties and rate of compensation. No Key Employee has indicated to Fresh Vine or any of its Subsidiaries that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise.

(b) The employment of Fresh Vine’s employees is terminable by Fresh Vine at will. Fresh Vine has made available to the Company accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Fresh Vine Associates to the extent currently effective and material.

(c) Fresh Vine is not a party to, bound by the terms of, and does not have a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing or, to the Knowledge of Fresh Vine, purporting to represent or seeking to represent any employees of Fresh Vine.

(d) Section 4.12(d) of the Fresh Vine Disclosure Schedule lists all Fresh Vine Employee Plans (other than employment arrangements which are terminable “at will” without any contractual obligation on the part of Fresh Vine or any of its Subsidiaries to make any severance, termination, change in control or similar payment and that are substantively identical to the employment arrangements made available to the Company).

(e) Each Fresh Vine Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter with respect to such qualified status from the IRS. To the Knowledge of Fresh Vine, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Fresh Vine Employee Plan or the exempt status of any related trust.

(f) Each Fresh Vine Employee Plan has been established, maintained and operated in compliance, in all material respects, with its terms all applicable Law, including, without limitation, the Code, ERISA and the Affordable Care Act. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Fresh Vine, threatened with respect to any Fresh Vine Employee Plan. All payments and/or contributions required to have been made with respect to all Fresh Vine Employee Plans either have been made or have been accrued in accordance with the terms of the applicable Fresh Vine Employee Plan and applicable Law.

(g) Neither Fresh Vine nor any of its ERISA Affiliates maintains, contributes to or is required to contribute to, or has, in the past six (6) years, maintained, contributed to, or been required to contribute to (i) any “employee benefit plan” that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any Multiple Employer Plan, or (v) any Multiple Employer Welfare Arrangement. Neither Fresh Vine nor any of its ERISA Affiliates has ever incurred any liability under Title IV of ERISA.

(h) No Fresh Vine Employee Plan provides for medical or other welfare benefits to any service provider beyond termination of service or retirement, other than (1) under COBRA or an analogous state law requirement or (2) continuation coverage through the end of the month in which such termination or retirement occurs. Fresh Vine does not sponsor or maintain any self-funded medical or long-term disability benefit plan.

(i) No Fresh Vine Employee Plan is subject to any law of a foreign jurisdiction outside of the United States.

(j) Each Fresh Vine Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance) (each, a “409A Plan”) has been operated and maintained in all material respects in operational and documentary compliance with the requirements of Section 409A of the Code and the applicable guidance. No payment to be made under any 409A Plan is or, when made in accordance with the terms of the 409A Plan, will be subject to the penalties of Section 409A(a)(1) of the Code.

Fresh Vine is in material compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, harassment, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to the employees of Fresh Vine: (i) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business). There are no actions, suits, claims or administrative matters pending or, to the Knowledge of Fresh Vine, threatened or reasonably anticipated against Fresh Vine relating to any employee, independent contractor, director, employment agreement or Fresh Vine Employee Plan (other than routine claims for benefits). To the Knowledge of Fresh Vine, there are no pending or threatened or reasonably anticipated claims or actions against Fresh Vine, any Fresh Vine trustee or any trustee of any Subsidiary under any workers’ compensation policy or long-term disability policy. Fresh Vine is not a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or Governmental Authority with respect to employment practices.

(h) Fresh Vine has no material liability with respect to any misclassification within the past four (4) years of (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer or (iii) any employee currently or formerly classified as exempt from overtime wages. Fresh Vine has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law (nor has Fresh Vine been under any requirement or obligation to issue any such notification), or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied.

(i) Fresh Vine is not, nor has Fresh Vine been, engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Fresh Vine, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Fresh Vine Associate, including charges of unfair labor practices or discrimination complaints.

(j) There is no contract, agreement, plan or arrangement to which Fresh Vine or any of its Subsidiaries is a party or by which it is bound to compensate any of its employees for excise taxes paid under the Code, including, but not limited to, Section 4999 or Section 409A of the Code.

(k) Neither Fresh Vine nor any of its Subsidiaries is a party to any Contract that as a result of the execution and delivery of this Agreement, nor the consummation of the Contemplated Transactions, could (either alone or in conjunction with any other event) (i) result in the payment of any “parachute payment” within the meaning of Section 280G of the Code or (ii) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of Fresh Vine or any of its Subsidiaries.

4.13 Transactions with Affiliates. Except as set forth in the Fresh Vine SEC Documents filed before the Signing Date, since the date of Fresh Vine’s last proxy statement filed in 2023 with the SEC, no event has occurred that would be required to be reported by Fresh Vine under Item 404 of Regulation S-K promulgated by the SEC. Section 4.13 of the Fresh Vine Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of Fresh Vine as of the Signing Date.

4.14 No Financial Advisors. Except as set forth on Section 4.14 of the Fresh Vine Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Fresh Vine.

4.15 Valid Issuance. The Fresh Vine Common Stock and Fresh Vine Series D Convertible Preferred Stock to be issued as Merger Consideration will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

4.16 SEC Filings. The information supplied by Fresh Vine and its Subsidiaries, in writing specifically for inclusion in the SEC Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements, in light of the circumstances under which they were made, not misleading.

4.17 Independent Investigation. Fresh Vine has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and its Subsidiaries and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Fresh Vine acknowledges that: (a) in making its decision to enter into this Agreement and to consummate the contemplated transactions, it has relied solely upon its own investigation and the express representations and warranties of Company set forth in this Agreement (including the related portions of Company Disclosure Schedules) and in any certificate delivered to Fresh Vine under this Agreement, and the information provided by or on behalf of Company for the Registration Statement; and (b) none of Company nor its Representatives have made any representation or warranty as to the Company, or this Agreement, except as expressly set forth in this Agreement (including the related portions of Company Disclosure Schedules) or in any certificate delivered to Fresh Vine, or with respect to the information provided by or on behalf of Company for the Registration Statement.

4.18 No Fresh Vine Vote or Approval Required. Except for the approval by Fresh Vine stockholders of the issuance of greater than 20% of the outstanding shares of Common Stock and the resulting change of control of Fresh Vine in accordance with the NYSE American Rules, no vote or consent of the holders of any capital stock of, or other equity or voting interest in, Fresh Vine is necessary to approve this Agreement and the Contemplated Transactions. The vote or consent of Fresh Vine, as the sole stockholder of Merger Sub, is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub necessary to approve this Agreement and the Merger Transactions.

4.19 No Other Representations or Warranties. Fresh Vine acknowledges that, except for the representations and warranties contained in this Agreement, neither the Company nor any of its Subsidiaries nor any other person on behalf of the Company or its respective Subsidiaries makes any express or implied representation or warranty with respect to the Company or its respective Subsidiaries or with respect to any other information provided to Fresh Vine or Merger Sub or any of their respective Representatives or stockholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of the Company set forth in Section 3 (in each case as qualified and limited by the Company Disclosure Schedule)) none of Fresh Vine or Merger Sub nor any of their respective Representatives or stockholders, has relied on any such information (including the accuracy or completeness).

Section 5. Reserved

Section 6. Additional Agreements of the Parties.

6.1 Reserved.

6.2 Reserved.

6.3 Reserved.

6.4 Directors. Prior to the Fresh Vine Stockholders Meeting, until successors are duly elected or appointed and qualified in accordance with applicable Law, the Parties shall use commercially reasonable efforts and take all necessary action so that Aaron Day is elected or appointed, as applicable, to the position of director of Fresh Vine, to serve in such positions effective as of the Effective Time. Prior to the Fresh Vine Stockholder Meeting, Fresh Vine shall take all commercially reasonable actions necessary to increase the size of its Board to such number of directors allow both Aaron Day and Pete Deutschman to be included as director nominees at the Fresh Vine Stockholders Meeting as permitted by the rules and authorities of the NYSE American.

6.5 Employee Benefits. As expeditiously as reasonably practical following approval of the Fresh Vine Stockholders Matters at the Fresh Vine Stockholder Meeting, Fresh Vine shall grant to the individuals listed on Section 6.5 of the Company Disclosure Schedule who are eligible participants under the Fresh Vine Employee Plan on the grant date, stock options, stock appreciation rights (“SARs”), or other form of equity incentive compensation that may be granted under the Fresh Vine Employee Plan, representing up to an aggregate grant date value of $5,000,000 worth of Fresh Vine Common Stock, determined by multiplying (x) the total number of shares, option shares or SARs granted by (y) the greater of (i) the last sale price or exercise price (as applicable) of a share of Fresh Vine Common Stock on the grant date, or (ii) Fifty cents ($0.50) per share, subject to the approval of the Fresh Vine Board in its discretion, the terms of the award agreements, and the Fresh Vine Employee Plan. Section 6.5 of the Company Disclosure Schedule sets forth the list of employees of the Company entitled to such compensation and the dollar amount of equity compensation each is entitled to.

6.6 Indemnification of Officers and Directors.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Fresh Vine and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Fresh Vine or the Company, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Fresh Vine or of the Company, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under the applicable Law. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Fresh Vine and the Surviving Corporation, jointly and severally, upon receipt by Fresh Vine or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Fresh Vine, to the extent then required by applicable Law, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Without otherwise limiting the D&O Indemnified Parties’ rights with regards to counsel, following the Effective Time, the D&O Indemnified Parties shall be entitled to continue to retain Maslon LLP, Mercer Oak LLC, or such other counsel selected by the D&O Indemnified Parties.

(b) The provisions of the articles of incorporation and bylaws of Fresh Vine with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Fresh Vine that are presently set forth in the articles of incorporation and bylaws of Fresh Vine shall not be amended, modified or repealed for a period of six (6) years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Fresh Vine, unless such modification is required by applicable Law. The articles of incorporation and bylaws of the Surviving Corporation shall contain, and Fresh Vine shall cause the articles of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the articles of incorporation and bylaws of Fresh Vine.

(c) From and after the Effective Time, (i) the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Effective Time pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Fresh Vine shall fulfill and honor in all respects the obligations of Fresh Vine to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Fresh Vine’s Organizational Documents and pursuant to any indemnification agreements between Fresh Vine and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d) From and after the Effective Time, Fresh Vine shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Fresh Vine. In addition, prior to the Effective Time, Fresh Vine shall purchase a six-year prepaid “tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Fresh Vine’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, and retentions that are no less favorable than the coverage provided under Fresh Vine’s existing policies as of the date of this Agreement, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Effective Time (including in connection with this Agreement and the Contemplated Transactions).

(e) From and after the Effective Time, Fresh Vine shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the Persons referred to in this Section 6.7 in connection with their enforcement of the rights provided to such Persons in this Section 6.7.

(f) The provisions of this Section 6.7 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Fresh Vine and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives.

(g) In the event Fresh Vine or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Fresh Vine or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.7. Fresh Vine shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.7.

6.7 Tax Matters.

(a) For U.S. federal income Tax purposes, the Parties (i) intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), and (ii) will not take any actions, or fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment. The Parties shall not file any U.S. federal, state or local Tax Return in a manner that is inconsistent with the Intended Tax Treatment, and shall not take any inconsistent position during the course of any audit, litigation or other proceeding with respect to Taxes, in each case, unless otherwise required by a determination within the meaning of Section 1313(a) of the Code.

(b) The Parties acknowledge and agree that each has relied upon the advice of its own tax advisors in connection with the Merger and the Contemplated Transactions and that none of the Company, on the one hand, and Fresh Vine and Merger Sub, on the other hand, makes any representation or warranty as to the Intended Tax Treatment, other than the representations and warranties contained in Sections 3.15(r) and 4.12(k), respectively.

(c) All transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the transactions contemplated hereby (collectively, “Transfer Taxes”) shall be borne and paid by Fresh Vine. Unless otherwise required by applicable law, Fresh Vine shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Company shall reasonably cooperate with respect thereto as necessary).

6.8 Legends. Fresh Vine shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any Merger Consideration issuable to stockholders of the Company who may be considered “affiliates” of Fresh Vine for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145, and to place appropriate legends on the book entries and/or certificates representing any Merger Consideration that may otherwise constitute restricted securities under the Securities Act, and to issue appropriate stop transfer instructions to the transfer agent for Fresh Vine Stock.

6.9 Expenses. Except as otherwise described in this Agreement, each of the Company, Fresh Vine and Merger Sub shall bear its own expenses incurred in connection with the negotiation, execution and performance of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transactions. Fresh Vine and the Surviving Corporation shall be responsible for the attorneys’ fees set forth on Section 6.9 of the Company Disclosure Schedules.

6.10. Reserved.

6.11 Section 16 Matters. Prior to the Effective Time, Fresh Vine shall take all such steps as may be required to cause any acquisitions of Fresh Vine Stock and any options to purchase Fresh Vine Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Fresh Vine after the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.12 Allocation Certificate. The Company will prepare and deliver to Fresh Vine prior to the Closing a certificate signed by the Company in a form reasonably acceptable to Fresh Vine setting forth (as of immediately prior to the Effective Time) (a) each Holder entitled to receive Merger Consideration (b) such Holder’s name and email address, (c) the amount and class or series of Company Preferred Stock held as of the Closing Date for each such Holder and (d) the number of shares of Fresh Vine Series D Convertible Preferred Stock and the number of Merger Warrants to be issued to such Holder as Merger Consideration pursuant to this Agreement (the “Allocation Certificate”).

6.13 Obligations of Merger Sub. Fresh Vine will take all actions necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

6.14 Prohibition on Short Sales. Neither the Company, nor any of its officers and directors have engaged in any “Short Sales” of Fresh Vine Common Stock prior to the date of this Agreement, and neither the Company nor any affiliate thereof will engage in any transactions involving any Short Sales involving any securities of Fresh Vine prior to the Effective time. For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act.

6.15 Employment Matters. Fresh Vine covenants and agrees to assume the rights and obligations of the Company under the existing employment agreements between the Company and its current Chief Executive Officer and Chief Financial Officer (the “Current Amaze Executives”), and to keep such individuals employed in their current respective roles with the Company in accordance with the terms of their employment agreements and Fresh Vine’s written code of conduct after Closing. Further, Fresh Vine agrees to consider such Current Amaze Executives as candidates for senior and executive leadership roles at Fresh Vine, as such roles may become available after the Closing.

6.16 Approval of Stockholder Matters.

(a) As promptly as practicable after the date of this Agreement, Fresh Vine, with the reasonable cooperation of the Surviving Corporation, shall prepare and cause to be filed with the SEC a proxy statement (the “Proxy Statement”) related to the solicitation of votes to approve, among other matters, (i) the issuance of shares of Fresh Vine Common Stock in excess of the Common Stock Limit, (ii) the authorization of additional shares of Fresh Vine Common Stock under the Amended and Restated Certificate of Incorporation, (iii) the authorization of additional shares of Fresh Vine Common Stock for issuance pursuant to the Fresh Vine Employee Plan, and (iv) the election of the Fresh Vine director nominees, including Aaron Day, and after successfully using all commercially reasonable efforts in accordance with Section 6.4 above, to include Pete Deutschman as well, to the Board of Directors of Fresh Vine to serve until his or their successors are duly elected or appointed and qualified in accordance with applicable Law (collectively, the “Fresh Vine Stockholder Matters”) at the Fresh Vine Stockholder Meeting. Fresh Vine shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the Fresh Vine stockholders for the purpose of conducting an annual meeting and seeking approval of the Fresh Vine Stockholder Matters (the “Fresh Vine Stockholder Meeting”). Fresh Vine will use its reasonable best efforts to have the preliminary Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing, and Fresh Vine will use its reasonable best efforts to cause the Proxy Statement to be mailed to Fresh Vine stockholders as promptly as reasonably practicable after the SEC notifies Fresh Vine that the preliminary Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon. The Fresh Vine Stockholder Meeting shall be held as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC. Fresh Vine shall take reasonable measures to ensure that all proxies solicited in connection with the Fresh Vine Stockholder Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Fresh Vine Stockholder Meeting, or a date preceding the date on which the Fresh Vine Stockholder Meeting is scheduled, Fresh Vine reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Fresh Vine Stockholder Vote, whether or not a quorum would be present or (ii) it will not have sufficient shares of Fresh Vine Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Fresh Vine Stockholder Meeting, Fresh Vine may postpone or adjourn, or make one or more successive postponements or adjournments of, the Fresh Vine Stockholder Meeting.

(b) Fresh Vine agrees that, (i) the Fresh Vine Board shall recommend that the holders of Fresh Vine Common Stock vote to approve the Fresh Vine Stockholder Matters and shall use commercially reasonable efforts to solicit such approval within ninety (90) days after the Proxy Statement is cleared by the SEC; (ii) the Proxy Statement shall include a statement to the effect that the Fresh Vine Board recommends that Fresh Vine’s stockholders vote to approve the Fresh Vine Stockholder Matters (the recommendation of the Fresh Vine Board being referred to as the “Fresh Vine Board Recommendation”); and (iii) the Fresh Vine Board Recommendation shall not be withdrawn or modified (and the Fresh Vine Board shall not publicly propose to withdraw or modify the Fresh Vine Board Recommendation).

6.17 Resale Registration Statement. As promptly as practicable after the date the Proxy Statement is cleared by the SEC, Fresh Vine, with the reasonable cooperation of the Surviving Corporation, shall prepare and file with the SEC the Resale Registration Statement, in connection with the registration for resale under the Securities Act of the shares of Fresh Vine Common Stock issued or issuable pursuant to this Agreement as Merger Consideration, including upon conversion of the Fresh Vine Series D Convertible Preferred Stock and the exercise of the Merger Warrants. Each of Fresh Vine and the Surviving Corporation shall use their commercially reasonable efforts to cause the Resale Registration Statement to become effective as promptly as practicable, and shall take all or any action required under any applicable federal, state, securities and other applicable Laws in connection with the registration of the shares of Fresh Vine Common Stock issued or issuable upon conversion or exercise of the Merger Consideration. Each of the Parties shall furnish all information concerning itself and its Affiliates, as applicable, to the other Parties as the other Parties may reasonably request in connection with such actions and the preparation of the Resale Registration Statement.

6.18 Listing. Fresh Vine shall use its commercially reasonable efforts: (a) to maintain its existing listing on NYSE American immediately following the Effective Time; and (b) to the extent required by the rules and regulations of NYSE American, to prepare and submit to NYSE American a supplemental listing application for the listing of the shares of Fresh Vine Common Stock issued or issuable pursuant to this agreement as Merger Consideration, including upon conversion of the Fresh Vine Series D Convertible Preferred Stock and the exercise of the Merger Warrants.

Section 7. Conditions Precedent to Obligations of Each Party. The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

7.1 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Authority of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

7.2 Stockholder Approval. The Company shall have obtained the Required Company Stockholder Vote.

7.3 No Company Material Adverse Effect. There shall not have occurred any Company Material Adverse Effect.

7.4 No Fresh Vine Material Adverse Effect. There shall not have occurred any Fresh Vine Material Adverse Effect.

7.5 Dissenters Rights. No holders of Company Common Stock outstanding immediately prior to the Effective Time shall be Dissenting Shares that have validly exercised or remain entitled to exercise appraisal rights for such Company Common Stock in accordance with Section 262 of the DGCL.

Section 8. Closing Deliveries of the Company.

8.1 Documents. Fresh Vine shall have received the following documents, each of which shall be in full force and effect:

(a) this Agreement, duly executed by the Company, each Holder representing more than a majority of the outstanding voting power of the Company, and the Holders’ Representative;

(b) executed Merger Certificate;

(c)the Allocation Certificate; and

(d) executed Company Shareholder Consent.

Section 9. Closing Deliveries of Fresh Vine and Merger Sub

9.1 Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a) this Agreement, duly executed by Fresh Vine and Merger Sub;

(b) executed Merger Certificate;

(c) the executed Fresh Vine Stockholder Support Agreements representing twenty-five percent (25%) of the outstanding voting power of Fresh Vine;

(d) the executed Lock Up Agreements, signed by all executive officers and directors of Fresh Vine; and

(e) executed consent of the Board of Directors of Fresh Vine to the transactions contemplated by this Agreement.

Section 10. Miscellaneous Provisions.

10.1 Non-Survival of Representations and Warranties; Survival of Covenants. The representations and warranties of the Company, Fresh Vine and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time. Each covenant or other agreement of any Party contained herein which by its terms requires performance after the Closing (the “Surviving Covenants”) shall survive the Closing until fully performed in accordance with its terms and nothing in this Agreement shall be deemed to limit any rights or remedies of any Person for breach of any such covenant or other agreement.

10.2 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company, Merger Sub (or Surviving Corporation, as applicable) and Fresh Vine after the Effective Time; provided, however, that after any such approval of this Agreement by a Party’s Stockholder, no amendment shall be made which by Law requires further approval of such Stockholder without the further approval of such Stockholder. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub (or Surviving Corporation, as applicable) and Fresh Vine.

10.3 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) Any provision hereof may be waived by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4 Entire Agreement; Counterparts; Exchanges by Electronic Transmission or Facsimile. This Agreement and the other Transaction Documents and schedules, exhibits, certificates, instruments and agreements referred to in this Agreement or any other Transaction Document constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state courts of the State of Nevada sitting in Clark County or the United States District Court for the District of Nevada, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 10.5, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.7 of this Agreement and (f) irrevocably and unconditionally waives the right to trial by jury.

10.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Parties’ prior written consent shall be void and of no effect. Notwithstanding anything to the contrary herein, it is understood that Surviving Corporation is the successor and a permitted assignee of the Company after the Effective Time, and no further action shall be necessary by the Parties to evidence such action.

10.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 6:00 p.m. (California time), otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Fresh Vine or Merger Sub:

Fresh Vine Wine, Inc.

P.O. Box 78984

Charlotte, NC 28271

Attention: Michael Pruitt

Email: mp@avenelfinancial.com

with a copy to (which shall not constitute notice):

Maslon LLP

225 South Sixth Street

Suite 2900

Minneapolis, MN 55402

Attention: William Mower

Email: bill.mower@maslon.com

if to the Company or the Holders’ Representative:

Amaze Software, Inc.

2901 West Coast Highway

Suite 200

Newport Beach, CA 92663

Attention: Aaron Day

Email: aaron@amaze.co

with a copy to (which shall not constitute notice):

Mercer Oak LLC

29 N. Ada Street

Chicago, IL 60607

Attention: Thomas J. Dammrich II

email: tj@merceroaklaw.com

10.8 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.10 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 6.6) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.11 Holders’ Representative(a)Appointment. By virtue of the Merger and the adoption of this Agreement, each Holder hereby irrevocably constitutes and appoints Aaron Day as the true and lawful agent and attorney-in-fact of such Holder with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Holder under the terms and provisions of this Agreement and the other Transaction Agreements, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of the Holders, if any, as the Holders’ Representative will deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement, including to: (i) agree upon or compromise any matter related to the calculation of any adjustments under this Agreement or the other Transaction Agreements; (ii) act for the Holders with respect to all post-Closing matters applicable to the Holders; (iv) amend or waive any provision of this Agreement; (v) employ and obtain at the expense of the Holders the advice of legal counsel, accountants and other professional advisors as the Holders’ Representative, in such person’s sole discretion, deems necessary or advisable in the performance of duties as the Holders’ Representative and to rely on their advice and counsel; (vi) sign any releases or other documents with respect to and dispute or remedy arising under this Agreement or the other Transaction Agreements; and (viii) do or refrain from doing any further act or deed on behalf of the Holders which the Holders’ Representative deems necessary or appropriate in his, her or its sole discretion relating to the subject matter of this Agreement as fully and completely as any of the Holders could do if personally present and acting. A decision, act, consent or instruction of the Holders’ Representative, shall constitute a decision of the Holders and shall be final, binding and conclusive upon the Holders.

(b)             Replacement. If the Holders’ Representative shall die, resign, become disabled or otherwise be unable to fulfill his responsibilities hereunder, the Holders shall, within ten calendar days after such death, disability or inability, appoint a successor to the Holders’ Representative (who shall be reasonably satisfactory to Fresh Vine) and immediately thereafter notify Fresh Vine of the identity of such successor. Any such successor shall succeed the Holders’ Representative as Holders’ Representative hereunder. If for any reason there is no Holders’ Representative at any time, all references herein to the Holders’ Representative shall be deemed to refer to the Holders.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

FRESH VINE:

FRESH VINE WINE, INC.

By: /s/Michael Pruitt_________

Name: Michael Pruitt

Title: Chief Executive Officer

MERGER SUB:

AMAZE HOLDINGS INC.

By:_/s/ Michael Pruitt________

Name: Michael Pruitt

Title: Chief Executive Officer

COMPANY:

AMAZE SOFTWARE INC.

By: /s/ Aaron Day___________

Name: Aaron Day

Title: CEO

HOLDERS’ REPRESENTATIVE

/s/ Aaron Day_______________

Aaron Day

EVERPLUS CAPITAL, LLC

By:

Name: Xuesong Yu

Title: Manager

Date:

EVERPLUS MANAGEMENT, LLC

By:

Name: Xuesong Yu

Title: Manager

Date:

EVERPLUS F&B, LLC

By:

Name: Xuesong Yu

Title: Manager

Date:

1103 PK, LP

By:

Name:

Title:

Date:

BRADLEY C. KARP AND BELINDA KARP

By:

Date:

By:

Date:

TRIBE CAPITAL FUND III, L.P.

By: Tribe Capital Fund III GP, LLC

Its: General Partner

By:

Name: Arjun Sethi

Title: Managing Member

Date:

OPAC FAMOUS, LLC

By:

Name:

Title: Managing Member

Date:

BLUE HAWK, LLC

By:

Name: Jerry Murdock

Title: Manager

Date:

AC 2019 TRUST

By:

Name: Seth Lapidow

Title: Trustee

Date:

ACNYC LLC

By:

Name: Andrew Cader

Title: Manager

Date:

PACIFIC PREMIER TRUST FBO GORDON

RAUSSER ROTH IRA

By:

Name: Gordon Rausser

Title: Investor

Date:

GORDON RAUSSER REVOCABLE TRUST

By:

Name: Gordon Rausser

Title: Investor

Date:

THE GORDON RAUSSER FAMILY LP

By:

Name: Gordon Rausser

Title: Investor

Date:

EXHIBIT A

FORM OF FRESH VINE STOCKHOLDER SUPPORT AGREEMENT

EXHIBIT B

FORM OF LOCK-UP AGREEMENT